Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

RigNet, Inc. 2010 Omnibus Incentive Plan

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between RigNet, Inc. a Delaware corporation (the “Company”), and ###PARTICIPANT_NAME### (the “Employee”) effective as of ###GRANT_DATE### (the “Grant Date”), pursuant to the RigNet, Inc. 2010 Omnibus Incentive Plan (the “Plan”), a copy of which previously has been made available to the Employee and the terms and provisions of which are incorporated by reference herein.

WHEREAS, the Company desires to grant to the Employee the RSUs covering shares of the Company’s common stock, $0.001 par value per share, specified herein, subject to the terms and conditions of this Agreement; and

WHEREAS, the Employee desires to have the opportunity to hold the RSUs subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

a.	“Forfeiture Restrictions” shall mean the prohibitions and restrictions set forth herein with respect to the sale or other disposition of the RSUs issued to the Employee hereunder and the obligation to forfeit and surrender such RSUs to the Company.

b.	“Period of Restriction” shall mean the period during which RSUs are subject to Forfeiture Restrictions.

c.	“RSUs” shall mean the restricted stock units represented under this Agreement.

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.	Grant of RSUs. Effective as of the Grant Date, the Company shall cause to be issued in the Employee’s name ###TOTAL_AWARDS### RSUs.

3.

Transfer Restrictions. The RSUs granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, any shares of the Stock granted hereby upon vesting of the RSUs (the “Shares”) may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. The Employee also agrees that the Company may (a) refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares. The Shares are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the Shares is available from the Company.

4.	Vesting.

a.	The RSUs that are granted hereby shall be subject to the Forfeiture Restrictions during the Period of Restriction. The Forfeiture Restrictions shall lapse as to the RSUs that are awarded hereby in accordance with the following schedule, provided that the Employee’s employment with the Company and its subsidiaries has not terminated prior to the applicable lapse date:

###VEST_SCHEDULE_TABLE###

b.	Upon the lapse of the Forfeiture Restrictions with respect to the RSUs granted hereby the Company shall cause to be delivered to the Employee a stock certificate representing the Shares, and such Shares shall be transferable by the Employee (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

c.	If the Employee ceases to be employed by the Company or an Affiliate for any reason before the applicable lapse date including due to the death or Disability of the Employee, the Forfeiture Restrictions then applicable to the RSUs shall not lapse and all the RSUs then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date the Employee ceases to be employed by the Company or an Affiliate. If the Employee breaches, before the applicable lapse date, any non-competition, confidentiality, restrictive covenant or other similar agreement with the Company to which the Employee is subject, the Forfeiture Restrictions then applicable to the RSUs shall not lapse and all the RSUs then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date the Employee breaches such agreement or covenant.

d.	Notwithstanding the foregoing provisions of this Section 4, if a Corporate Change (as defined by the Plan) occurs and the Employee’s employment is terminated by the Company or an Affiliate without Cause or by the Employee for Good Reason, and the Employee’s date of termination occurs (or in the case of the Employee’s termination of employment for Good Reason, the event giving rise to Good Reason occurs) within twelve (12) months following the Corporate Change, all unvested RSUs shall automatically become 100% vested on the Grantee’s date of termination.

5.	Capital Adjustments and Reorganizations. The existence of the RSUs shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.	Tax Withholding. To the extent that the receipt of the RSUs or the lapse of any Forfeiture Restrictions results in income to the Employee for federal, state or local income, employment or other tax purposes with respect to which the Company or any Affiliate has a withholding obligation, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company or any Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if the Employee fails to do so, the Company is authorized to withhold from the Shares granted hereby or from any cash or stock remuneration then or thereafter payable to the Employee in any capacity any tax required to be withheld by reason of such resulting income.

7.	No Fractional Shares. All provisions of this Agreement concern whole Shares. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

8.	Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company and its Affiliates as long as the Employee has an employment relationship with the Company and its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

9.	Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Employee and the Company or any Affiliate, to guarantee the right to remain employed by the Company or any Affiliate for any specified term or require the Company or any Affiliate to employ the Employee for any period of time.

10.	Legend. The Employee consents to the placing on the certificate for the Shares an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder.

11.	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the then current address of the Company’s Principal Corporate Office, and to the Employee at the Employee’s residential address indicated in the Company’s records, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

12.	Amendment and Waiver. Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Employee. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Employee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

13.	Arbitration. In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee. Any controversy arising out of or relating to the Plan or this Agreement shall be resolved by arbitration conducted in accordance with the terms of the Plan. The arbitration shall be final and binding on the parties.

14.	Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

15.	Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the RSUs granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Employee, the Employee’s permitted assigns, executors, administrators, agents, legal and personal representatives.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

17.	Recoupment. If the Employee is subject to the Company’s Clawback Policy (the “Policy”), the Employee agrees that the Award is subject to the terms of the Policy, as amended from time to time.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has accepted this Agreement, all effective as of the date first above written.

RIGNET, INC.

###PICKETT###

Steven E. Pickett

CEO & President